September 23, 2020

Marathon Asset Management LLP (trading as Marathon-London in the US)

Orion House, 5 Upper St. Martin’s Lane

London WC2H 9EA, United Kingdom

Amended and Restated

Investment Advisory Agreement For Subadviser

(Harbor Diversified International All Cap Fund)

Dear Sirs:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor Diversified International All Cap Fund (the “Fund”). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are (i) authorized and regulated by the Financial Conduct Authority of the United Kingdom, or any successor entity thereto (“FCA”) for the provision of investment services in the United Kingdom, (ii) registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Nothing in this Agreement shall exclude or restrict any duty or liability which you have to the Fund under the regulatory system (i.e. the arrangements for regulating you under the Financial Services and Markets Act 2000 including the rules, codes and guidance established by the FCA and any relevant directly applicable provisions of European Union law), any rule of law or otherwise, except to the extent the same may lawfully be excluded or restricted. Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

P.O. Box 804660 | Chicago, Illinois 60680-4108

800-422-1050 | www.harborfunds.com

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2.

Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s then current Prospectus and Statement of Additional Information (as provided in writing to you by the Adviser from time to time) and any investment guidelines or other instructions received in writing from the Adviser (collectively, the “Guidelines”). A general description of the nature and risks of investments which may be held within the Fund has been provided by you to the Adviser and the Trust. You shall not be deemed to have breached the Guidelines as a result of changes in the prices or value of assets of the Fund brought about solely through movements in the market or by withdrawals from the Fund. In such circumstances you shall endeavour to reduce any holding which contravene the restrictions set out in the Guidelines as soon as practicable, subject to always protecting the Fund’s interests and your duty of best execution. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Guidelines, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you in writing. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

The Board of Trustees has delegated to you discretionary authority to exercise voting rights with respect to all proxies solicited by or with respect to the issuers of securities and other investments in the portion of the assets of the Fund managed by you. You shall be responsible for the administration of the proxy voting process and exercise these voting rights or refrain from voting in accordance with your then-current proxy voting policy, procedures and/or guidelines, as provided to us from time to time and based on the best interests of the Fund’s shareholders. You are authorized to instruct the Fund’s custodian as necessary in order for you to receive proxies and shareholder communications relating to securities held in the portion of the Fund’s assets managed by you. You will maintain appropriate records detailing your voting of proxies on behalf of the Fund and, upon the Adviser’s reasonable request, will provide a report setting forth the names of the issuers, proposals voted on, how the Fund’s shares were voted and your resolution of any conflicts of interest.

The Adviser acknowledges that you will not hold any of the Fund’s money, whether in the UK or elsewhere.

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

It is acknowledged that you will treat the Fund as a Professional Client within the meaning of the rules of the Financial Conduct Authority (the “FCA Rules”) in relation to the services to be provided under this Agreement. Because of the status of the Fund it may not be entitled to compensation under the UK’s Financial Services Compensation Scheme in the event that you are unable to meet your liabilities.

It is further acknowledged that you have in operation a written procedure in accordance with the FCA Rules for the effective consideration and proper handling of complaints from customers. Any complaint may be referred to your Compliance Officer at your registered office.

Information required to be given to the Adviser and Trustees pursuant to the FCA Rules has been provided in connection with this Agreement. You undertake to provide updates to such information, if any, to the Adviser and Trust, in accordance with your internal policies and the FCA Rules. For the avoidance of doubt, the provision of such updates shall not constitute an amendment to this agreement for the purposes of Section 9.

The Adviser shall provide you with written statements of the Declaration of Trust; the By-Laws; the Fund’s written investment objectives and policies; the Prospectus and Statement of Additional Information and instructions, as provided to you in writing from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, to the extent applicable, the Investment Company Act and Investment Advisers Act and all rules and regulations thereunder and all other applicable federal and state laws and regulations.

You shall maintain suitable written compliance policies and procedures that you reasonably believe are adequate to ensure your compliance with your duties as an investment adviser under the Investment Advisers Act. You agree to provide the Trust and the Adviser with copies of such policies and with reasonable access in the UK (being not more than once per calendar year in the case of face to face meetings) to your officers and employees on reasonable notice where the Trust or Adviser may reasonably request such access for the purpose of assessing the adequacy of your compliance policies and procedures. You acknowledge and agree that other dialogue, whether over the telephone, or via email, may be entered into from time to time between the parties. You agree to notify the Adviser promptly upon detection of any material breach of any of your policies that you reasonably believe would have a material adverse effect on the Fund or a material adverse effect on your activities as an investment adviser generally, or of the Guidelines and of any violation of any applicable law or regulation relating to that portion of the Fund’s assets allocated to you.

You shall maintain all books and records relating to the services you provide under this Agreement to the Fund and shall timely furnish to the Adviser all information relating to your services hereunder where requested by the Adviser in order to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that you shall promptly and without any charge provide copies of any such records to the Adviser.

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make members of either your portfolio management team or experienced members of your client services team who have detailed knowledge of the Fund’s performance available for conference calls (during normal business hours in the UK) with the Trustees and the Trust’s or Adviser’s officers at least quarterly on reasonable notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in Section 4.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund.

4.

Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Prospectus and Statement of Additional Information by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

Should you agree to a lower effective fee rate to be paid by any other advisory clients (who becomes a client after the date of this Agreement) where that client has (i) the same or lower account size as the Fund, and (ii) a similar account type (i.e. pooled investment vehicles) and (iii) a substantially similar investment strategy (which would be any strategy that is benchmarked to the MSCI All Country World Index (net) (“ACWI”) ex-United States index (or successor to such index)), then the Adviser will be notified within thirty (30) business days after such lower fee becomes applicable to the client, and you will offer the same fee to the Fund. For the avoidance of doubt, this provision shall not apply in respect of (1) any account or fee arrangement that was in place on or before the date of this Agreement, (2) any Marathon branded pooled funds that are not registered as U.S. open-end mutual funds, or (3) any client that would otherwise be caught by this provision, where such client pays you a performance related fee.

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

You may not serve as investment adviser or subadviser to another publicly offered, U.S. open-end mutual fund that would be in direct competition with the Fund for the life of this Agreement. Direct competition would include publicly offered mutual funds for which you serve as the sole (or primary) investment adviser or subadviser, and for which you employ a substantially similar investment strategy to that utilized by the Fund (which would be any strategy that is benchmarked to the MSCI ACWI ex-United States index (net) (or successor to such index)). This restriction on serving as investment adviser or subadviser to another publicly offered, open-end mutual fund that would be in direct competition with the Fund shall not apply to any publicly offered, open-end mutual fund which (i) is marketed or held out to the public as employing a multi-manager investment approach, and (ii) in fact does employ multiple managers to achieve its investment objectives. The provisions set forth in this paragraph will survive termination of this Agreement for a period of 12 months except in the event this Agreement is assigned by or otherwise terminated by the Adviser or the Trust on behalf of the Fund or in the event that all parties collectively agree to terminate this Agreement in which case these provisions will expire on the date of termination.

5.

Avoidance of Inconsistent Position and Brokerage. Save as otherwise expressly disclosed in this Agreement, in connection with purchases or sales of portfolio securities for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment securities by the Fund, other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board of Trustees. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers. Therefore, you are authorized, consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, the FCA Rules, and in accordance with your broker commission policy, which has been provided to the Adviser and the Trust, to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. It is further understood that this external research will be payable by you and not from equity generated broker commissions.

You will advise the Trust’s custodian and, upon request, the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations (including the FCA Rules), may, but shall be under no obligation to, aggregate transactions effected for the Fund with those of your other clients and allocate such transactions in accordance with the requirements of the FCA Rules. The Adviser acknowledges that the effect of aggregation may work on some occasions to the Fund’s disadvantage.

The Adviser acknowledges that you have established an Order Execution Policy to be applied in executing transactions and placing orders with third parties for execution.

You may (subject to the Guidelines) deal on such markets or exchanges and with or through such counterparties, as you think fit. Where relevant, transactions will be effected in accordance with the rules and regulations of the relevant market or exchange, and you may take all such steps as may be required or permitted by such rules and regulations and/or by appropriate market practice.

Your Order Execution Policy has been provided to the Adviser and the Trust. The Adviser agrees to your Order Execution Policy and, to the extent that you require the Adviser’s consent under FCA Rules, the Adviser expressly agrees that you may execute transactions outside of a regulated market, multilateral trading facility, or organized trading facility.

Specific instructions from the Adviser in relation to the execution of orders may prevent you from following your Order Execution Policy in relation to such orders in respect of the elements of execution covered by the instructions.

The Adviser instructs you not to make public client limit orders in respect of shares admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.

6.

Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement. You shall not be liable for the acts or omissions of the Fund’s custodian or any sub-custodian or any broker, dealer, market-maker or other agent. No warranty is given by you as to the performance or profitability of the Fund or any part of it or that any objectives set out in the Guidelines will be successfully achieved.

7.	Adviser warranties and undertakings.

The Adviser warrants and undertakes to you that:

(a)

it has power and full authority to enter into this Agreement and to appoint you under the terms of this Agreement and will provide to you at any time upon request, any document evidencing the Adviser’s investment powers and powers to enter into this Agreement and to undertake the obligations hereunder;

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

(b)	the assets of the Fund are free from all liens and charges and that no liens or charges will arise or be created from the acts or omissions of the Trustees or the Adviser;

(c)	shall not deal, except through you, with any of the assets in the Fund that are allocated to you under this Agreement, and shall not authorise anyone else to do so; and

(d)	it shall ensure that the Fund’s custodian is obliged to comply with any of your proper instructions given in accordance with or pursuant to this Agreement.

The Adviser warrants that any material information which it has provided to you is complete and correct. Adviser will notify you promptly if there is any material change to such information.

Adviser will provide such other relevant information as you may reasonably request from time to time in order to enable you to comply with your regulatory and contractual obligations or such further information as may be properly required by any competent authority, in each case promptly following such request.

Adviser acknowledges that a failure to provide information reasonably requested by you may adversely affect your ability to provide services under this Agreement and/or the quality of the services that you may provide.

8.

Duration and Termination of this Agreement. This Agreement shall remain in force until September 23, 2021 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. This Agreement may, on thirty (30) days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulations or order.

9.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 8 or 9 hereof.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

11.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The Parties agree that you may use voice-recording facilities on your telephone lines.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.	Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Funds with respect to transactions by the Fund in securities or other assets.

13.

Confidentiality. All parties shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which any such party receives or has access to in the course of performing their duties hereunder as strictly confidential. No party shall disclose or disseminate such non-public information to any third party unless such disclosure is (i) made in accordance with the Fund’s portfolio holdings disclosure policy as set forth in the then current Prospectus and/or Statement of Additional Information, (ii) approved in writing by the other parties, or (iii) is otherwise required by applicable law or regulation (in which case the party receiving the request (including but not limited to any request made under any “Freedom of Information” legislation) shall, to the extent permissible, promptly inform the other parties of such request). No party shall use their knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for their own benefit to the detriment of the Fund.

It is acknowledged that you will act as data controller and in certain circumstances data processor within the meaning of all applicable data protection laws and regulations (including but not limited to the UK Data Protection Act 2018 (the “DPA”) if the Adviser provides you with any personal data (as defined in the DPA) in accordance with your data protection and privacy notice, which has been provided to the Adviser and the Trust.

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

14.

Use of Names. No party shall use the name, trademark or trade name of another party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party.

Notwithstanding the foregoing, you agree that for so long as the Fund remains in existence and you serve as subadviser to the Fund, the Adviser shall have a non-exclusive, non-transferable, royalty-free license to reproduce, distribute, publicly display or otherwise use your name, including any mutually agreed short form thereof, logo or other identifying mark, and trade name as supplied by you for this purpose (collectively, the “Licensed IP”) on its website and in advertising, promotional and marketing materials for Harbor Funds (collectively, “Materials”), subject to the terms of this paragraph 14.

During the term of this Agreement the Adviser will be permitted to use the Licensed IP in any Materials solely for the purpose of identifying you as the subadviser to the Fund or including you in a listing of entities that serve as subadvisers to the series of Harbor Funds, without your prior approval. With respect to all other Materials, the Adviser’s use of the Licensed IP will be subject to your prior review and approval of a sample of such Materials, and you agree to use reasonable efforts to review such samples of Materials within five business days of their receipt. Following your review and approval of a sample of any Materials containing the Licensed IP, the Adviser will thereafter be permitted to modify such Materials (and use such modified Materials), without your approval, including, without limitation, in order to update statistical data or identifying information regarding any new or existing series or subadviser of Harbor Funds, provided that the modifications do not materially change the character or substance of the Materials or the context in which the Licensed IP is used in them. Notwithstanding anything to the contrary herein, the Adviser agrees that it will provide copies of any Materials containing the Licensed IP for review by you, from time to time, upon your reasonable request.

The Adviser agrees that it will not edit, excerpt or modify the Licensed IP in any way. The Adviser acknowledges that it will acquire no right, title or interest to the Licensed IP or any of the goodwill associated therewith. The Adviser further agrees that it will be responsible for ensuring that all Materials containing the Licensed IP which are used to market the Fund to current and prospective investors will comply with applicable laws, rules and regulations.

MARATHON ASSET MANAGEMENT LLP

HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

SEPTEMBER 23, 2020

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR DIVERSIFIED INTERNATIONAL ALL CAP FUND

By:
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

MARATHON ASSET MANAGEMENT LLP

By:

Name:

Title: